Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	November 2, 2021

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Third-Quarter 2021 Financial Results and Raises 2021 Annual Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $237 million for third quarter 2021 compared to $212 million for third quarter 2020. Diluted net income per common unit was $1.08 in third quarter 2021 and 94 cents in third quarter 2020.
Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of $1.09 for third quarter 2021 exceeded the 87-cent guidance provided by management in late July. Actual results benefited from additional refined products shipments, continued lower-than-expected expenses (in part due to Magellan’s ongoing optimization efforts) and a reduced unit count following the partnership’s repurchase of 8.1 million units during the quarter.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $277 million for third quarter 2021 compared to $259 million for third quarter 2020. Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $252 million during third quarter 2021 versus $192 million during third quarter 2020.
“Magellan once again generated strong financial results driven by our refined products segment and the continued demand recovery for the essential fuels and services we provide,” said Michael Mears, chief executive officer. “We remain committed to our disciplined approach of managing our business for the long term and creating value for our investors. During the third quarter of 2021, we demonstrated this commitment by repurchasing more than $390 million of equity and increasing our quarterly cash distribution.”
An analysis by segment comparing third quarter 2021 to third quarter 2020 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense. Due to the pending sale of the partnership’s independent terminals network that was announced in June 2021, the financial results from these assets have been reclassified from the refined products segment to discontinued operations for all periods.
Refined products. Refined products operating margin was $272 million, an increase of $44 million. Transportation and terminals revenue increased $42 million primarily due to higher transportation volumes versus the pandemic levels of 2020 driven by the recovery in travel, economic and drilling activity as well as additional contributions from Magellan’s Texas pipeline expansion projects. The current period also benefited from the partnership’s mid-year 2021 tariff increase, which averaged nearly 3%. These favorable items were partially offset by less storage revenues due to lower utilization and rates following recent contract expirations.
Operating expenses were essentially unchanged between periods. An increase in integrity spending related to the timing of maintenance work, higher power costs due to more volume shipped and higher property tax accruals were mainly offset by favorable product overages (which reduce operating expenses). Other operating income increased almost $3 million in part due to reduced estimates for retained liabilities associated with the partnership’s 2020 sale of marine terminals.
Earnings of non-controlled entities increased slightly as unrealized gains on futures contracts used to economically hedge commodity-related activities at the partnership’s Powder Springs Logistics joint venture were partially offset by lower earnings from its Pasadena marine terminal joint venture, following the sale of nearly half of Magellan’s ownership interest during second quarter 2021.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased slightly between periods primarily due to lower margins and sales volume related to the partnership’s gas liquids blending and fractionation activities in the current quarter.
Crude oil. Crude oil operating margin was $112 million, a decrease of $24 million. Transportation and terminals revenue decreased $38 million primarily due to lower average tariff rates and reduced storage revenues. Average tariff rates decreased primarily as a result of the expiration of several higher-priced contracts on the partnership’s Longhorn pipeline in late 2020. In addition, deficiency revenue recognized in the year-ago period did not recur in third quarter 2021. Storage revenues declined primarily due to the 2020 period benefiting from increased short-term storage utilization at higher rates, with recent contract renewals at lower rates.
Operating expenses declined $12 million primarily due to a decrease in integrity spending related to the timing of maintenance work, lower fees paid to the partnership’s Seabrook joint venture export facility for ancillary services and favorable product overages. Other operating expense was favorable $3 million in part due to lower losses recognized on a basis derivative agreement during the current period.
Earnings of non-controlled entities decreased $4 million primarily due to lower throughput fees and additional depreciation for recently-constructed assets related to the partnership’s Seabrook joint venture export facility, as well as lower storage revenue and less favorable product overages for the BridgeTex pipeline.
Product margin was favorable by almost $3 million primarily due to a reclassification during the 2020 period of prior affiliate marketing activities to transportation revenue, where this activity is now recorded.
Other items. Depreciation, amortization and impairment expense decreased $7 million due to the impairment in third quarter 2020 of certain terminalling assets, whereas G&A expense increased $9 million primarily due to higher incentive compensation costs as a result of improved financial results in 2021.
Net interest expense increased $4 million due to lower capitalized interest as a result of reduced expansion capital spending and higher debt outstanding. As of Sept. 30, 2021, Magellan had $5.1 billion of debt outstanding, including $123 million under its commercial paper program, with nearly $13 million of cash on hand.
Gain on disposition of assets of $3 million in the current period resulted from true-ups for previous asset sales, including the final working capital adjustment related to the recent sale of a portion of Magellan’s interest in its Pasadena marine terminal joint venture.
Income from discontinued operations increased $8 million due to improved product margin for the partnership’s independent terminals as a result of higher gas liquids blending sales volume at better pricing, as well as the absence of depreciation now that the assets are classified as held for sale.

Financial guidance for 2021
As a result of the higher-than-expected financial performance during third quarter and management’s outlook for the remainder of the year, Magellan is increasing its annual DCF guidance by $30 million to $1.1 billion for 2021.

Guidance assumes total refined products shipments will be slightly higher than initial estimates for the year, with an overall increase of 14% expected versus 2020 as incremental volumes associated with expansion projects within the state of Texas continue to overcome the lingering impacts of the pandemic. Based on actual results so far and recent trends, these estimates expect 10% higher gasoline, 17% higher distillate and 40% higher aviation fuel shipments. For reference, total 2021 refined products transportation volumes are expected to increase approximately 4% versus 2019, which is more representative of historical demand, as additional gasoline and distillate volumes from expansion projects are partially offset by lower aviation fuel.
While the partnership awaits receipt of the required regulatory approval for the pending sale, guidance continues to assume Magellan owns its independent terminals throughout 2021.
As previously announced, Magellan recently increased its quarterly cash distribution to $1.0375 per unit. Based on this new distribution amount, the current 213.4 million units outstanding and the higher DCF guidance of $1.1 billion, distribution coverage for 2021 is expected to be 1.22 times the amount necessary to pay cash distributions declared for the year.
FCF is projected to be $1.29 billion for full-year 2021, or $384 million after distributions. Full-year FCF guidance currently does not include the expected $435 million proceeds from the pending sale of the partnership’s independent terminals, which is awaiting required regulatory approval and assumed to close in 2022 for guidance purposes.
Based on actual results to date and the current number of common units outstanding, net income per unit is expected to be $4.43 for 2021, which results in fourth-quarter guidance of $1.10 per unit. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities as well as the expected gain on the pending independent terminals sale.
Management does not intend to provide financial guidance beyond 2021 at this time but continues to target annual distribution coverage of at least 1.2 times for the foreseeable future. Consistent with its historical approach, Magellan plans to provide guidance specific to 2022 early next year when year-end 2021 financial results are reported.

Capital allocation
Magellan remains focused on delivering long-term value for its investors through a disciplined combination of cash distributions, capital investments and equity repurchases.
As announced last month, the partnership repurchased 8.1 million of its common units for approximately $391 million during third quarter 2021, depleting the remainder of its previously-approved $750 million repurchase program. In addition, the partnership’s board of directors recently approved a $750 million increase in Magellan’s authorized equity repurchase program, to a total of $1.5 billion, and extended the program through 2024. The timing, price and actual number of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.
While Magellan is actively assessing potential capital investments to create future value, management remains committed to its proven disciplined approach of targeting low-risk projects that meet or exceed its 6 to 8 times EBITDA multiple threshold. Based on the progress of projects now underway, the partnership expects to spend approximately $80 million in 2021 (of which $68 million has been spent through third quarter) and $20 million in 2022 to complete its current slate of expansion capital projects, including new investments to enhance Magellan’s gas liquids blending capabilities and to increase connectivity of its Cushing, Oklahoma crude oil terminal.

Earnings call details
Management will discuss third-quarter 2021 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 908-8370, conference code 21998112.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations, after maintenance capital spending, that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payout for performance-based awards issued under the partnership’s equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by the partnership after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: plan, guidance, assumes, believes, estimates, expected, continue, ongoing, project, trends, potential, changes, outlook, future, target, remain, intends, long-term, may, will, should, await, pending, assessing and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: ongoing impacts from the pandemic; changes in supply, price or demand for refined petroleum products, crude oil, natural gas liquids and the commodities used in the production thereof or for transportation, storage, blending or processing of those commodities through its facilities; changes in laws applicable to the partnership; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; changes in the partnership’s capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers or vendors to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021
Transportation and terminals revenue	$459,940	$464,910	$1,305,217	$1,332,271
Product sales revenue	111,220	168,815	443,127	575,575
Affiliate management fee revenue	5,288	5,329	15,895	15,925
Total revenue	576,448	639,054	1,764,239	1,923,771
Costs and expenses:
Operating	157,716	146,556	446,102	422,907
Cost of product sales	89,375	145,855	364,916	488,614
Depreciation, amortization and impairment	68,439	61,401	183,226	168,304
General and administrative	37,497	46,632	115,480	148,671
Total costs and expenses	353,027	400,444	1,109,724	1,228,496
Other operating income (expense)	(2,863)	2,591	539	4,033
Earnings of non-controlled entities	39,135	36,466	116,484	116,107
Operating profit	259,693	277,667	771,538	815,415
Interest expense	54,212	57,016	179,371	170,976
Interest capitalized	(1,272)	(315)	(10,451)	(1,240)
Interest income	(260)	(138)	(903)	(439)
Gain on disposition of assets	—	(3,231)	(12,887)	(72,933)
Other (income) expense	1,455	2,224	3,708	18,111
Income from continuing operations before provision for income taxes	205,558	222,111	612,700	700,940
Provision for income taxes	824	821	2,169	2,044
Income from continuing operations	204,734	221,290	610,531	698,896
Income from discontinued operations	6,904	15,309	22,514	39,438
Net income	$211,638	$236,599	$633,045	$738,334

Basic and diluted income from continuing operations per common unit	$0.91	$1.01	$2.70	$3.15

Basic and diluted income from discontinued operations per common unit	$0.03	$0.07	$0.10	$0.18

Basic and diluted net income per common unit	$0.94	$1.08	$2.80	$3.33

Weighted average number of common units outstanding used for basic net income per unit calculation	225,222	218,637	226,045	221,637

Weighted average number of common units outstanding used for diluted net income per unit calculation	225,222	218,788	226,045	221,730

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021
Refined products:
Transportation revenue per barrel shipped	$1.719	$1.724	$1.658	$1.697
Volume shipped (million barrels):
Gasoline	71.9	80.3	199.4	224.1
Distillates	42.5	53.0	127.6	152.4
Aviation fuel	4.7	8.4	16.8	21.7
Liquefied petroleum gases	0.1	0.1	0.5	0.6
Total volume shipped	119.2	141.8	344.3	398.8

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.401	$0.803	$1.145	$0.803
Volume shipped (million barrels)(1)	45.1	49.2	167.9	145.3
Terminal average utilization (million barrels per month)	25.9	24.9	24.7	25.1
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	30.6	29.1	99.9	84.6
Saddlehorn - volume shipped (million barrels)(3)	15.1	19.9	46.5	56.0

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021
Refined products:
Transportation and terminals revenue	$307,218	$349,430	$876,363	$984,895
Affiliate management fee revenue	1,579	1,643	4,676	4,802
Other operating income (expense)	193	2,873	2,223	6,279
Earnings of non-controlled entities	7,134	8,160	25,946	25,528
Less: Operating expense	114,313	114,612	316,371	314,241
Transportation and terminals margin	201,811	247,494	592,837	707,263
Product sales revenue	106,027	153,352	422,986	487,551
Less: Cost of product sales	79,612	128,372	334,366	394,316
Product margin	26,415	24,980	88,620	93,235
Operating margin	$228,226	$272,474	$681,457	$800,498

Crude oil:
Transportation and terminals revenue	$154,652	$116,920	$433,947	$351,817
Affiliate management fee revenue	3,709	3,686	11,219	11,123
Other operating income (expense)	(3,056)	(282)	(1,684)	(2,246)
Earnings of non-controlled entities	32,001	28,306	90,538	90,579
Less: Operating expense	46,956	35,042	139,645	118,072
Transportation and terminals margin	140,350	113,588	394,375	333,201
Product sales revenue	5,193	15,463	20,141	88,024
Less: Cost of product sales	9,763	17,483	30,550	94,298
Product margin	(4,570)	(2,020)	(10,409)	(6,274)
Operating margin	$135,780	$111,568	$383,966	$326,927

Segment operating margin	$364,006	$384,042	$1,065,423	$1,127,425
Add: Allocated corporate depreciation costs	1,623	1,658	4,821	4,965
Total operating margin	365,629	385,700	1,070,244	1,132,390
Less:
Depreciation, amortization and impairment expense	68,439	61,401	183,226	168,304
General and administrative expense	37,497	46,632	115,480	148,671
Total operating profit	$259,693	$277,667	$771,538	$815,415

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2021
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$236,599	$1.08	$1.08
Commodity-related adjustments associated with future transactions(1)	2,524
Excluding commodity-related adjustments	$239,123	$1.09	$1.09

Weighted average number of common units outstanding used for basic net income per unit calculation	218,637
Weighted average number of common units outstanding used for diluted net income per unit calculation	218,788

(1) Includes the partnership's net share of commodity-related adjustments for its non-controlled entities. Please see Distributable
Cash Flow ("DCF") and Free Cash Flow ("FCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2021 Guidance
	2020	2021	2020	2021

Net income	$211,638	$236,599	$633,045	$738,334	$975,000
Interest expense, net	52,680	56,563	168,017	169,297	226,000
Depreciation, amortization and impairment(1)	71,822	56,115	193,408	174,407	232,000
Equity-based incentive compensation(2)	1,169	5,626	(9,120)	9,535	15,000
Gain on disposition of assets(3)	—	(103)	(10,511)	(68,538)	(69,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	5,839	4,063	6,741	21,072
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	2,889	(9,096)	(18,915)	(32,154)
Inventory valuation adjustments(5)	(18,291)	(1,044)	9,540	2,354
Total commodity-related adjustments	(9,563)	(6,077)	(2,634)	(8,728)	(20,000)
Distributions from operations of non-controlled entities in excess of earnings	10,811	9,699	36,161	24,509	44,000
Adjusted EBITDA	338,557	358,422	1,008,366	1,038,816	1,403,000
Interest expense, net, excluding debt issuance cost amortization(6)	(51,933)	(55,784)	(152,392)	(166,968)	(223,000)
Maintenance capital(7)	(27,858)	(25,562)	(81,160)	(50,238)	(80,000)
Distributable cash flow	258,766	277,076	774,814	821,610	1,100,000
Expansion capital(8)	(68,454)	(25,513)	(309,986)	(67,576)	(80,000)
Proceeds from asset sales	1,711	121	334,583	270,697	270,000
Free cash flow	192,023	251,684	799,411	1,024,731	1,290,000
Distributions paid	(231,245)	(226,633)	(697,264)	(685,018)	(906,000)
Free cash flow after distributions	$(39,222)	$25,051	$102,147	$339,713	$384,000

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because the partnership intends to satisfy vesting of unit awards under its equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.
(5)    The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.
(6) Interest expense includes debt prepayment costs of $12.9 million in the nine months ended September 30, 2020, which are excluded from DCF as they are financing activities and not related to the partnership's ongoing operations.
(7)    Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.
(8) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2021	2020	2021
Net cash provided by operating activities	$276,852	$286,122	$840,105	$879,077
Changes in operating assets and liabilities	19,823	22,183	30,419	626
Net cash provided (used) in investing activities	(91,462)	(37,692)	(110,265)	160,144
Payments associated with settlement of equity-based incentive compensation	—	—	(14,700)	(6,151)
Settlement gain, amortization of prior service credit and actuarial loss	(1,427)	(2,687)	(3,953)	(7,151)
Changes in accrued capital items	(3,873)	(11,397)	52,772	(4,047)
Commodity-related adjustments(1)	(9,563)	(6,077)	(2,634)	(8,728)
Other	1,673	1,232	7,667	10,961
Free cash flow	$192,023	$251,684	$799,411	$1,024,731
Distributions paid	(231,245)	(226,633)	(697,264)	(685,018)
Free cash flow after distributions	$(39,222)	$25,051	$102,147	$339,713

(1) Please refer to the preceding table for a description of these commodity-related adjustments.